P-FGI-SCH-B(10/21) ANNUITY SCHEDULE PAGE ANNUITY NUMBER: [001-00001] ISSUE DATE: [March 1, 2013] TYPE OF BUSINESS: [Non-Qualified] OWNER: [John Doe] DATE OF BIRTH: [October 21, 1972] SEX: [Male] OWNER: [Mary Doe] DATE OF BIRTH: [October 15, 1972] SEX: [Female] ANNUITANT: [John Doe] DATE OF BIRTH: [October 21,1972] SEX: [Male] [JOINT ANNUITANT: [Mary Doe] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] [CONTINGENT ANNUITANT: [Mary Doe] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] PURCHASE PAYMENT ALLOCATION PURCHASE PAYMENT: [$100,000.00] INDEX STRATEGY ALLOCATION PERCENTAGE(S): [Point to Point with Cap Index Strategy XX% [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] Tiered Participation Rate Index Strategy XX% [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] Step Rate Plus Index Strategy XX% [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer]] WITHDRAWALS MAXIMUM FREE WITHDRAWAL PERCENTAGE: [10%] of the Purchase Payment during the first Annuity Year. Thereafter [10%] of the prior Contract Anniversary Account Value during the Contingent Deferred Sales Charge period. MINIMUM WITHDRAWAL AMOUNT: [$100] MINIMUM SURRENDER VALUE AFTER A PARTIAL WITHDRAWAL: [$2,000] ACCOUNT VALUE ALLOCATION MINIMUM VARIABLE SUB-ACCOUNT AMOUNT: [$20] MINIMUM INDEX STRATEGY AMOUNT: [$2,000]

P-FGI-SCH-B(10/21) ANNUITY SCHEDULE PAGE (continued) CHARGES INSURANCE CHARGE (ONLY APPLICABLE TO ACCOUNT VALUE ALLOCATED TO THE VARIABLE SUB-ACCOUNT(S)): MORTALITY AND EXPENSE RISK CHARGE: For Purchase Payments less than [$1,000,000] the Insurance Charge is [1.15%] For Purchase Payments of [$1,000,000] or more the Insurance Charge is reduced to [1.05%] ADMINISTRATION CHARGE: [0.15%] CONTINGENT DEFERRED SALES CHARGE: Annuity Year 1 2 3 4 5 6 7 and later Surrender Charge Percentage [7% 7% 6% 5% 4% 3% 0%] ANNUITIZATION LATEST AVAILABLE ANNUITY DATE: [The first day of the calendar month next following the oldest Owner’s or Annuitant’s 95th birthday.] EARLIEST AVAILABLE ANNUITY DATE: [Three years from the Issue Date] MINIMUM ANNUITY PAYMENT: [$100 per month] MINIMUM SURRENDER VALUE AT ANNUITIZATION: [$2,000] ANNUITY TABLES The rates in Tables 1 and 2 below are applied to the Account Value on the Annuity Date to compute the minimum amount of the annuity payment for the payout options described below. Table 1 is used to compute the minimum annuity payment under Option 1 (Payments for Life with 120 Months Period Certain). Table 2 is used to compute the minimum initial annuity payment under Option 2 (Joint and Last Survivor). BASIS OF COMPUTATION FOR ANNUITY OPTIONS: [We use an interest rate of 0.25% per year. The adjusted age is the Annuitant’s age as of the Annuitant’s last birthday prior to the date on which the first payment is due, adjusted as shown in the “Translation of Adjusted Age” table below. The actuarial basis of the Annuity Options is the Annuity 2000 valuation mortality table, with four-year age setback and projected mortality improvement factors (modified Scale G) projected from the age at annuitization to the age at which the probability of survival is needed in the calculation of the annuity payment.

ANNUITY SCHEDULE PAGE (continued)

Translation of Adjusted Age			
Calendar Year in Which First Payment Is Due	Adjusted Age	Calendar Year in Which First Payment Is Due	Adjusted Age
2020 through 2029	Actual Age minus 2	2070 through 2079	Actual Age minus 7
2030 through 2039	Actual Age minus 3	2080 through 2089	Actual Age minus 8
2040 through 2049	Actual Age minus 4	2090 through 2099	Actual Age minus 9
2050 through 2059	Actual Age minus 5	2100 through 2109	Actual Age minus 10
2060 through 2069	Actual Age minus 6	2110 through 2119	Actual Age minus 11]

AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 APPLIED

[ANNUITY OPTION 1 Table – Payments for Life with 120 Months Period Certain								
Adjusted Age	Male	Female	Adjusted Age	Male	Female	Adjusted Age	Male	Female
41	1.76	1.62	61	2.90	2.60	81	5.83	5.39
42	1.79	1.65	62	2.99	2.68	82	6.03	5.61
43	1.83	1.68	63	3.09	2.76	83	6.22	5.83
44	1.87	1.72	64	3.19	2.85	84	6.41	6.05
45	1.91	1.75	65	3.30	2.94	85	6.60	6.27
46	1.96	1.79	66	3.41	3.04	86	6.78	6.48
47	2.00	1.83	67	3.53	3.15	87	6.96	6.69
48	2.05	1.87	68	3.65	3.26	88	7.12	6.89
49	2.10	1.91	69	3.78	3.37	89	7.28	7.08
50	2.15	1.95	70	3.92	3.50	90	7.43	7.25
51	2.20	2.00	71	4.07	3.63	91	7.56	7.41
52	2.26	2.05	72	4.22	3.77	92	7.69	7.56
53	2.32	2.10	73	4.38	3.91	93	7.80	7.69
54	2.38	2.15	74	4.54	4.07	94	7.91	7.81
55	2.44	2.20	75	4.71	4.23	95	8.00	7.92]
56	2.51	2.26	76	4.89	4.40			
57	2.58	2.32	77	5.07	4.59			
58	2.65	2.39	78	5.25	4.78			
59	2.73	2.45	79	5.44	4.97			
60	2.81	2.53	80	5.64	5.18			

P-FGI-SCH-B(10/21)

P-FGI-SCH-B(10/21) ANNUITY SCHEDULE PAGE (continued) [ANNUITY OPTION 2 Table - Joint and Last Survivor Male Adjusted Age Female Adjusted Age 45 50 55 60 65 70 75 80 85 90 95 45 1.59 1.68 1.75 1.80 1.84 1.87 1.89 1.90 1.91 1.91 1.91 50 1.64 1.76 1.86 1.95 2.02 2.07 2.11 2.13 2.14 2.15 2.15 55 1.68 1.82 1.96 2.09 2.21 2.30 2.36 2.40 2.43 2.44 2.45 60 1.71 1.87 2.05 2.22 2.39 2.54 2.65 2.73 2.78 2.81 2.82 65 1.73 1.90 2.11 2.33 2.56 2.79 2.98 3.13 3.23 3.29 3.32 70 1.74 1.92 2.15 2.41 2.70 3.02 3.32 3.58 3.78 3.90 3.97 75 1.74 1.94 2.17 2.46 2.81 3.21 3.64 4.06 4.42 4.68 4.84 80 1.75 1.95 2.19 2.50 2.88 3.35 3.91 4.52 5.12 5.60 5.94 85 1.75 1.95 2.20 2.51 2.92 3.44 4.10 4.91 5.79 6.62 7.26 90 1.75 1.95 2.20 2.53 2.94 3.49 4.23 5.19 6.36 7.62 8.73 95 1.75 1.95 2.21 2.53 2.96 3.52 4.30 5.37 6.78 8.47 10.15] SEPARATE ACCOUNT(S): INDEX STRATEGIES SEPARATE ACCOUNT(S): [Pruco Life Insurance Company Index Strategies Separate Account] VARIABLE SEPARATE ACCOUNT(S): [Pruco Life Insurance Company Variable Account B] RIDERS AND ENDORSEMENTS MADE A PART OF THE ANNUITY ON THE ISSUE DATE: [Point to Point with Cap Index Strategy Endorsement Tiered Participation Rate Index Strategy Endorsement Step Rate Plus Index Strategy Endorsement Index Linked Variable Income Benefit Rider Index Linked Variable Income Benefit Schedule Supplement Return of Purchase Payments Death Benefit Rider Individual Retirement Annuity Endorsement Roth Individual Retirement Annuity Endorsement]